Exhibit 99.1

Owens & Minor Names Jeffrey Jochims Executive Vice President, Strategy & Solutions
Senior Executive Brings Proven Distribution, Manufacturing and Services Expertise

RICHMOND, VA – April 8, 2019 – Today Owens & Minor Inc. (NYSE: OMI) announced the appointment of Jeffrey Jochims as Executive Vice President, Strategy & Solutions, effective April 8, 2019.  Jochims, formerly a long-tenured executive at Thermo Fisher Scientific, joins the company with more than 25 years of business strategy and operations experience focused on distribution, manufacturing and services in the healthcare, biopharmaceutical and life sciences research industries.

“We are delighted to bring someone with Jeff’s experience to our team,” said Ed Pesicka, President & Chief Executive Officer. “He is an accomplished, results-oriented and high-integrity leader, with an excellent track record of developing winning strategies and teams and increasing value across a wide range of global businesses. He is a seasoned leader with proven skills in integrating and transforming businesses. We are very pleased to have him join the Owens & Minor team."

“I am thrilled to join Owens & Minor at such an important time in the healthcare industry,” said Jochims. “Every day our customers need to deliver better, more cost-effective outcomes. To do that, they need Owens & Minor to be right beside them, delivering on our commitments and adding value through world-class products and innovative solutions and services. We will be laser focused on fulfilling that responsibility. I am honored to help steer Owens & Minor’s strategy and to lead the Solutions team in this next chapter of our company.”

In his new role, Jochims will serve as chief strategy officer and lead the Solutions portfolio including Provider Solutions, Manufacturer Services, Movianto and the Fusion5 relationship. He will report to Ed Pesicka and become a member of the executive leadership team.

Additional Updates
In additional news, Stuart Morris-Hipkins has departed from the company to pursue other opportunities. O&M US Distribution, including US Sales Operations, US Distribution Operations, and Strategic Supplier Management, will now report to President and CEO Ed Pesicka.

Jeffrey Jochims Biography
Jochims, 51, has held several key leadership roles throughout his 25-year plus career. A longtime member of the senior leadership team for Thermo Fisher Scientific, his roles and responsibilities progressed, culminating with his appointment as President of the Fisher Safety & Fisher Scientific divisions.  In his role as President, Jochims’ customer-centric approach and ability to deliver results led to above-market growth and share gains.

More recently, Jochims has served as an executive consultant, Board member and advisor to several companies in the healthcare and life sciences industries focused on strategy development and execution, operational excellence and commercial sales and marketing.

Jochims holds a Juris Doctorate degree from the University of Pittsburgh School of Law and a B.A. from the University of Illinois.

About Owens & Minor
Owens & Minor, Inc. (NYSE: OMI) is a global healthcare solutions company with integrated technologies, products, and services aligned to deliver significant and sustained value for healthcare providers and manufacturers across the continuum of care. With 17,000 dedicated teammates serving healthcare industry Customers in 90 countries, Owens & Minor helps to reduce total costs across the supply chain by optimizing episode and point-of-care performance, freeing up capital and clinical resources, and managing contracts to optimize financial performance. A FORTUNE 500 company, Owens & Minor was founded in 1882 in Richmond, Virginia, where it remains headquartered today. The company now has distribution, production, customer service and sales facilities located across the Asia Pacific region, Europe, Latin America, and North America. For more information about Owens & Minor, visit the web, follow on Twitter, and connect on LinkedIn.

Contact
Jenny Graves, 804-723-7754
VP Global Corporate Communications
jenny.graves@owens-minor.com